Form 10-K, Exhibit 13
IDS SHURGARD INCOME GROWTH PARTNERS LP
filed 1995-03-31
CIK 822816

IDS1-EGR.DOC - Page 1
MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS
      Revenues: As a result of impressive revenue gains, earnings have increased 22% per year from 1992 to 1994. Rental revenues rose $533,000 in 1994 after a $609,000 increase in 1993. Current year revenues increased due to stable Partnership occupancies and a 9.5% increase in average rental rates. Morgan Falls, Margate and South Military Highway centers had the largest revenue gains, as well as strong performances from Burke, Factoria Square and Midlothian. All the stores within the Joint Partnership also had significant revenue gains, with 1994 averaging 17% over 1993. Revenue gains from 1992 to 1993 were primarily the result of a 5% increase in average rental rates and additional rents resulting from the Midlothian and South Military Highway expansions. The addition of our sales and customer service center, which provides telephone support before and after storage center business hours also contributed to the revenue increases. Occupancy has been stable, averaging 88% at December from 1992 to 1994.
      Expenses: Operating expenses increased $58,000 in 1994 after a $148,000 increase in 1993. The increase in 1994 was due to 1) higher utility usage from a colder than normal winter in the south, 2) additional phone lines installed for modem communications, and increased repair and maintenance at Livonia and Morgan Falls due to snow removal and landscaping. The 1993 increase was partially due to larger performance bonuses paid to storage center managers and the cost of the telephone center personnel and equipment. Also included in 1993 is a $10,000 insurance deductible for a fire at South Military Highway.
      Interest expense remained stable in 1994 after increasing $45,000 in 1993. The changes in 1993 reflect the Partnership's borrowings in 1992 to provide funds for the expansion of South Military Highway.

LIQUIDITY AND CAPITAL RESOURCES
      Cash From Operations: Cash from operations increased from 1992 to 1994, reflecting the increase in earnings. Cash balances and funds from operations are adequate to support the future operating needs of the Partnership.
      Investing Activities: Investments in storage centers have been $137,000, $119,000 and $913,000 during 1994, 1993 and 1992. Improvements completed during 1994 were security work at South Military Highway, Walnut and Ontario centers and pavement work at the Canton and Warren centers. The majority of the investments in 1993 were for pavement work at Canton and Livonia centers and security equipment at the Midlothian Turnpike center. In 1992 investments were for the expansion of the Midlothian and South Military Highway projects. Planned improvements for 1995 total approximately $90,000 and are expected to be funded from operations and cash reserves.
      Financing Activities: In 1992, in order to fund the two expansion projects, the Partnership borrowed $1,550,000 under a seven year note with a commercial bank. The note payable is due in August 1999 and will either be refinanced or repaid, depending on the Partnership's cash position. During 1994, 1993 and 1992, the Partnership made principal payments of $45,000, $41,000 and $13,000, respectively, on their note payable.
     Distributions to Partners: The average annual distribution rates were 6.81%, 6.06% and 6.0% for 1994, 1993 and 1992, respectively.
Distributions are expected to continue on a quarterly basis and will reflect the Partnership's future operating results and cash position.

SELECTED FINANCIAL INFORMATION
                                 At or For the Year Ended December 31,
                         ------------------------------------------------------
                         1994        1993       1992        1991        1990
                     ----------- ----------- -----------  ---------- -----------
Rental Revenue       $ 5,995,824  $5,462,738 $ 4,853,259 $ 4,153,611 $ 3,690,919
                     ===========  ========== =========== =========== ===========
Interest Income      $    60,204 $    28,570 $    23,577 $    19,938 $   258,149
                     =========== =========== =========== =========== ===========
Earnings             $ 2,223,709 $ 1,820,725 $ 1,488,299 $   866,967 $   734,038
                     =========== =========== =========== =========== ===========
Earnings per Unit of Limited
 Partnership Interest  $   14.25 $     11.67 $      9.54 $      5.56 $      4.71
                     =========== =========== =========== =========== ===========
Distributions to
 Limited Partners    $ 2,524,069 $ 2,246,190 $ 2,223,033 $ 2,223,033 $ 2,223,033
                     =========== =========== =========== =========== ===========
Distributions per Unit of
 Limited Partnership
 Interest            $     17.03 $     15.16 $     15.00 $     15.00 $     15.00
                     =========== =========== =========== =========== ===========
Total  Assets        $31,947,580 $32,278,171 $32,942,812 $32,419,372 $34,004,645
                     =========== =========== =========== =========== ===========
 Note Payable        $ 1,451,399 $ 1,495,986 $ 1,537,082  $     _    $     _
                     =========== =========== ===========  ========== ===========
Partners' Equity     $27,387,844 $27,821,050 $28,364,734 $29,216,470 $30,689,538
                     =========== =========== =========== =========== ===========


COMBINED BALANCE SHEETS
                                                  December 31,
                                           ------------------------
                                               1994         1993
                                           -----------  ------------
Assets:
  Cash and cash equivalents                $1,877,311     $1,281,683
  Storage    centers,    net               29,770,641     30,755,670
  Other assets                                280,497        217,513
  Amortizable assets, less accumulated amortization
    of $1,150,148 and $1,145,974               19,131         23,305
                                            ----------   -----------
       Total Assets                       $31,947,580    $32,278,171
                                          ===========    ===========

Liabilities and Partners' Equity (Deficit):
 Liabilities
    Accounts payable and other
         accrued expenses                   $ 140,494       $119,468
    Unearned rent and tenant deposits         172,231        166,836
    Note payable                            1,451,399      1,495,986
                                            ----------    ----------
      Total Liabilities                     1,764,124      1,782,290
                                            ----------    ----------

 Minority interest in joint partnership     2,795,612      2,674,831
                                            ----------    ----------

 Partners' equity (deficit)
    Limited partners                       27,657,121     28,068,666
    General partner                          (269,277)      (247,616)
                                            ----------   -----------
          Total Partners' Equity           27,387,844     27,821,050
                                            ----------   -----------
 Total Liabilities and Partners' Equity   $31,947,580    $32,278,171
                                          ===========    ===========


COMBINED STATEMENTS OF EARNINGS
                                          Year Ended December 31,
                                    ------------------------------------
                                       1994        1993          1992
                                   ----------- -----------  -----------
Revenues:
   Rental                           $5,995,824    $5,462,738  $4,853,259

   Interest income                      60,204       28,570      23,577
                                    ------------  ----------  ----------
        Total Revenues               6,056,028    5,491,308   4,876,836
                                    ------------  ----------  ----------

Expenses:
   Operating                         1,383,594    1,325,571   1,177,741
   Property management fees            359,655      327,766     289,766
   Depreciation                      1,121,875    1,104,349   1,082,850
   Real estate taxes                   490,913      502,219     500,354
   Interest                             96,731       94,915      49,818
   Amortization                          4,174       14,760      12,325
   Administrative                      179,596      172,236     164,268
                                    ------------  ----------  ----------
        Total Expenses               3,636,538    3,541,816   3,277,122
                                    ------------  ----------  ----------

Minority interest in joint
  partnership earnings               (195,781)    (128,767)   (111,415)
                                    ------------  ----------  ----------

Earnings                         $   2,223,709   $1,820,725 $  1,488,299
                                    ============  ==========  ==========

Earnings per unit of limited
  partnership interest             $    14.25    $   11.67   $    9.54
                                   ============  ==========  ==========

Distributions per unit of limited
  partnership interest             $    17.03    $   15.16   $   15.00
                                   ============  ==========  ==========


COMBINED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                             Limited Partners       General      Partner
Total
                             --------------  -------------  ------------
Balance, January 1, 1992      $29,394,316    $  (177,846)   $29,216,470
Distributions                  (2,223,033)      (117,002)    (2,340,035)
Earnings                        1,413,884         74,415      1,488,299
                             -------------  -------------  -------------

Balance, December 31, 1992     28,585,167       (220,433)    28,364,734
Distributions                  (2,246,190)      (118,219)    (2,364,409)
Earnings                        1,729,689         91,036      1,820,725
                             -------------  -------------  -------------

Balance, December 31, 1993     28,068,666       (247,616)    27,821,050
Distributions                  (2,524,069)      (132,846)    (2,656,915)
Earnings                        2,112,524        111,185      2,223,709
                             -------------  -------------  -------------

Balance, December 31, 1994    $27,657,121    $  (269,277)   $27,387,844
                             =============  =============  =============


COMBINED STATEMENTS OF CASH FLOWS
                                              Year Ended December 31,
                                          1994         1993         1992
                                       ----------   ----------    ----------
Operating activities:
  Earnings                             $2,223,709   $1,820,725    $1,488,299

   Adjustments to reconcile earnings to
   net cash provided by operating activities:
     Minority interest in joint
     partnership earnings                 195,781      128,767       111,415
     Depreciation and amortization      1,126,049    1,119,109     1,095,175
     Changes in operating accounts:
      Other assets                        (62,984)      85,209      (143,862)
      Accounts payable and other
      accrued expenses                     21,026        2,425       (81,265)
      Unearned  rent and tenant
        deposits                            5,395       13,947        17,944
                                       ----------   ----------    ----------
   Net cash provided by operating
     activities                         3,508,976    3,170,182     2,487,706

                                       ----------   ----------    ----------

Investing activities:
  Proceeds from grant of easements                      7,599
  Improvements to storage centers       (136,846)    (118,994)     (913,057)
                                       ----------   ----------    ----------
   Net cash used in investing
    activities                          (136,846)    (111,395)     (913,057)
                                       ----------   ----------    ----------

Financing activities:
  Proceeds from line of credit                                      665,000
  Repayments on line of credit                                     (665,000)
  Proceeds from notes payable                                     1,550,000
  Payment of loan fees                                              (29,218)
  Payments on note payable               (44,587)     (41,096)      (12,918)
  Distributions to partners           (2,656,915)  (2,364,409)   (2,340,035)
  Distributions to minority partners
  in joint partnership                   (75,000)    (225,000)     (210,000)
                                       ----------   ----------   ----------
   Net cash used in financing
     activities                       (2,776,502)  (2,630,505)   (1,042,171)
                                       ----------   ----------   ----------

Increase in cash and cash equivalents    595,628      428,282       532,478
Cash and cash equivalents at
 beginning of year                     1,281,683      853,401       320,923
                                       ----------   ----------   ----------
Cash and cash equivalents at
 end of period                        $1,877,311   $1,281,683     $ 853,401
                                      ==========   ==========    ==========

Supplemental disclosures of cash flow information:
  Cash paid during
        period for interest           $   96,731   $   94,915     $  49,818
                                      ==========   ==========    ==========


NOTES TO FINANCIAL STATEMENTS
Three Years Ended December 31, 1994

NOTE A  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     General: IDS/Shurgard Income Growth Partners L.P. was organized under the laws of the State of Washington on September 29, 1987, for the purpose of acquiring, developing and operating storage centers. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P., a Washington limited partnership.

      As  of  December  31,  1994, there were approximately  5,700  limited
partners  in  the  Partnership.   There  were  148,200  units  of   limited
partnership interest outstanding at a contribution of $250 per unit.

      Combined Financial Statements: The Partnership and Shurgard Income Properties _ Fund 18 ("Shurgard 18"), an affiliated partnership, have formed a joint venture, Shurgard Joint Partners II ("SJP II"), which purchased four self-storage facilities located in Detroit, Michigan. The Partnership contributed 70% of the funds needed for the organization of SJP II with Shurgard 18 contributing the remaining 30%. The Partnership and
Shurgard 18 receive cash distributions from SJP II ($175,000 to the Partnership in 1994) and are allocated all income, gain, loss and credit in proportion to their respective capital contributions to SJP II.

      The combined financial statements include the accounts of the Partnership and SJP II. All material, interpartnership transactions and balances have been eliminated. The minority partner's interests in the joint partnership are shown separately on the accompanying financial statements.

      On  March  1,  1994,  Shurgard 18 was merged  into  Shurgard  Storage
Centers. Inc. ("SSCI") as part of the consolidation of 17 Shurgard-sponsored limited partnerships. As a result of the merger, SSCI succeeded to all of Shurgard 18's interest in SJP II , and assumed its obligation as a partner. The Partnership consented to SSCI's admission as a successor partner in SJP II. SSCI granted to the Partnership the right to sell its interest in SJP II at any time in the future to either SSCI or, at SSCI's request, to any wholly-owned subsidiary thereof, at a price mutually agreeable to the parties or, if no mutual agreement could be reached, at a price determined through an appraisal process. The put option granted to the Partnership was, however, subject to the condition that it be subsequently ratified and approved by a majority of SSCI's directors, including a majority of its independent directors, after the three independent members of SSCI's Board of Directors were appointed following the consummation of the above-mentioned consolidation. Such independent directors have been recently appointed. It is not known what action will be taken by SSCI's Board of Directors when it is asked to ratify and approve the put option.

       Cash   Equivalents:   Cash  equivalents  consist  of  money   market
instruments with original maturities of 90 days or less.

      Storage Centers: Storage centers, including land, buildings and equipment, are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.

      Amortizable Assets: Amortizable assets, which consist primarily of noncompete covenants and loan costs, are amortized over their expected useful lives of two to five years.

      Rental Revenue: Rental revenue is recognized as earned under accrual accounting principles.

      Taxes on Income: The combined financial statements do not reflect a provision for Federal income taxes because such taxes, including a proportionate interest in any SJP II taxes, are the responsibility of the individual partners.

      Earnings Per Unit of Limited Partnership Interest: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (148,202 units for each of the three years ended December 31, 1994).

     Distributions Per Unit of Limited Partnership Interest: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (148,202 units for each of the three years ended December 31, 1994).

     Reclassification: Certain items in the 1992 financial statements have been reclassified to conform with the current year presentation.


NOTE B  STORAGE CENTERS
     Storage centers consist of the following  --
                                           December 31,
                                        1994        1993
                                     ---------- ----------
         Land                        $6,429,852  $6,429,852
         Buildings                   28,390,139  28,317,914
         Equipment                    1,174,025   1,109,404
                                     ----------  ----------
                                     35,994,016  35,857,170
         Less accumulated
               depreciation         (6,223,375)  (5,101,500)
                                     ----------  ----------
                                    $29,770,641 $30,755,670
                                     ==========  ==========


NOTE C  NOTE PAYABLE
                                               December 31,
                                             1994        1993
                                          ---------    --------
   Note payable to bank, secured
    by real estate and payable
    in monthly installments of
    $11,117, including principal
    and interest at 7.75%, due August
    1999.  The interest rate changed
    to 9.25% in March 1995.  The note
    reprices again in September
    1995 and can be fixed for various
    periods at the Partnership's
    option.                            $  1,451,399 $  1,495,986
                                        ============  ==========


      The maturities of principal on this note payable over the next five fiscal years are as follows:

         1995                                    $  35,314
         1996                                       37,660
         1997                                       41,295
         1998                                       45,281
         1999                                    1,291,849


NOTE D  TRANSACTIONS WITH AFFILIATES
      In connection with the management of both the storage centers and the Partnership, the Partnership has paid or accrued the following amounts to Shurgard Incorporated, an affiliate of the general partners:

                                          Year Ended December 31,
                                     ----------------------------------
                                         1994        1993       1992
                                       --------  ---------   ---------
         Property management expenses
          and reimbursements at cost  $ 119,700  $  77,700   $ 84,100
         Property management fees       359,700    327,800    289,800


                       Independent Auditors' Report

General Partners and Limited Partners
IDS/Shurgard Income Growth Partners L.P.
Seattle, Washington


       We have audited the accompanying combined balance sheets of IDS/Shurgard Income Growth Partners L.P. and Shurgard Joint Partners II as of December 31, 1994 and 1993, and the related combined statements of earnings, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Partnerships as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Seattle, Washington
February 6, 1995
(March 1, 1995, with respect to Note C)