Form 10-K405, Exhibit 13
period 1995-12-31
IDS SHURGARD INCOME GROWTH PARTNERS LP
filed 1996-03-28
CIK 822816

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS
     REVENUE: Partnership performance increased over the past two years as a result of significant increases in revenue and earnings. Earnings rose 13% from 1994 to 1995 and 22% from 1993 to 1994. Rental revenue also rose $469,000 in 1995 after a $533,000 increase in 1994. Current year revenue increased due to a slight increase in average occupancies and a 7.5% increase in average rental rates. Additionally, all the stores within the joint partnership, in which the Partnership owns 70% interest, had significant revenue gains, with 1995 averaging 13.7% over 1994. Revenue gains from 1993 to 1994 were primarily the result of stable occupancies and a 9.5% increase in average rental rates. Average occupancy has increased slightly, averaging 88% at December 31, 1993 and 1994 to 89% at December 31, 1995. With rental rates and average occupancy increasing during 1995, the Partnership seeks to maximize revenues by adjusting rents to match demand. Store managers evaluate their store's rental rates, based on unit demand, unit availability and competitors' rental rates. The Partnership trains its store managers in revenue optimization and empowers them to adjust marginal rental rates based on their "on the ground" analysis of demand and availability at their particular store. In addition, the use of month-to-month leases, combined with customer turnover, allows rents to be quickly adjusted to match current demand in a flexible manner.
     EXPENSES: Operating expenses increased $110,000 in 1995 and $58,000 in 1994. The majority of the 1995 increase is due to 1) the increased personnel costs resulting from additional hours worked by managers, 2) an increase in landscaping expense during the spring and summer months at Canton, Fraser and Warren storage centers and 3) repairs made to the air conditioning units at the Margate storage center. In 1994, operating expenses increased due to 1) higher utility usage from a colder than normal winter in the south, 2) additional phone lines installed for modem communications, and 3) increased repair and maintenance at Livonia and Morgan Falls due to snow removal and landscaping.
     Interest expense increased $33,000 in 1995 after remaining stable in 1994. The majority of the change in 1995 reflects the rise in the interest rate from 7.75% at December 1994 to 9.25% at December 1995.
     Real estate taxes decreased $25,000 in 1995 after an $11,300 drop in 1994. The 1995 decrease is due to tax refunds received as a result of successful real estate tax appeals for the Fraser, Margate and Ontario storage centers. The 1994 decrease was largely due to levy decreases in the Michigan districts. The Partnership does not expect to be able to continue to decrease real estate taxes in the future.
     Administrative expenses rose $36,000 in 1995 after a slight increase in 1994. The 1995 increase is primarily due to the increase in printing costs for the Partnership's quarterly and annual reports.


LIQUIDITY AND CAPITAL RESOURCES
     CASH FROM OPERATIONS: Cash from operations increased by $338,800 from 1993 to 1994 and $408,500 from 1994 to 1995, reflecting the increase in earnings. Management believes that cash balances and cash flow from operations will be adequate to support the future operating needs of the Partnership.
     INVESTING ACTIVITIES: Investments in storage centers have been $99,000, $137,000, and $119,000 during 1995, 1994 and 1993, respectively. The majority of improvements in 1995 included building improvements at the Ontario and Canton storage centers as well as pavement upgrades at the Warren and Canton storage centers. Improvements completed during 1994 were security upgrades at South Military Highway, Walnut and Ontario centers and pavement work at the Canton and Warren centers. In 1993, investments were for pavement work at Canton and Livonia centers and security equipment at the

Midlothian Turnpike center. Planned improvements for 1996 total approximately $63,300 and are expected to be funded from operations and cash reserves.
     FINANCING ACTIVITIES: On December 6, 1995, the Partnership repaid its seven-year note payable to the bank of $1,418,201 with cash accumulated from operations. During 1995, 1994 and 1993, the Partnership had made principal payments on this note of $33,000, $45,000, and $41,000, respectively. The Partnership now has no outstanding long-term debt.
     DISTRIBUTIONS TO PARTNERS: The average annual distribution rates were 7.69%, 6.81%, and 6.06% for 1995, 1994 and 1993, respectively. Distributions are expected to continue on a quarterly basis and will reflect the Partnership's future operating results and cash position.
     POTENTIAL TRANSACTION: The Partnership is currently conducting discussions with an affiliated party regarding the possible acquisition of an interest in, or a merger with, the Partnership. Whether and when the Partnership will reach agreement regarding this potential acquisition will depend on a number of factors. There can be no assurance that any agreement will be reached, or if reached, that the transactions contemplated thereby will be consummated.


SELECTED FINANCIAL INFORMATION

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   1995              1994              1993              1992              1991
----------------------------------------------------------------------------------------------------------------------------------
Rental Revenue                                $  6,465,170      $  5,995,824      $  5,462,738      $  4,853,259      $  4,153,611
----------------------------------------------------------------------------------------------------------------------------------
Interest Income                               $    107,234      $     60,204      $     28,570      $     23,577      $     19,938
----------------------------------------------------------------------------------------------------------------------------------
Earnings                                      $  2,502,504      $  2,223,709      $  1,820,725      $  1,488,299      $    866,967
----------------------------------------------------------------------------------------------------------------------------------
Earnings per Unit of Limited
----------------------------------------------------------------------------------------------------------------------------------
  Partnership Interest                        $      16.04      $      14.25      $      11.67      $       9.54      $       5.56
----------------------------------------------------------------------------------------------------------------------------------
Distributions to
----------------------------------------------------------------------------------------------------------------------------------
  Limited Partners                            $  2,848,260      $  2,524,069      $  2,246,190      $  2,223,033      $  2,223,033
----------------------------------------------------------------------------------------------------------------------------------
Distributions per Unit of
----------------------------------------------------------------------------------------------------------------------------------
  Limited Partnership Interest                $      19.22      $      17.03      $      15.16      $      15.00      $      15.00
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                  $ 29,738,680      $ 31,947,580      $ 32,278,171      $ 32,942,812      $ 32,419,372
----------------------------------------------------------------------------------------------------------------------------------
Note Payable                                  $       --        $  1,451,399      $  1,495,986      $  1,537,082      $       --
----------------------------------------------------------------------------------------------------------------------------------
Partners' Equity                              $ 26,892,179      $ 27,387,844      $ 27,821,050      $ 28,364,734      $ 29,216,470
----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                                                  DECEMBER 31,
                                                                             1995              1994
------------------------------------------------------------------------------------------------------
ASSETS:
------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                             $    668,672      $  1,877,311
------------------------------------------------------------------------------------------------------
  Storage centers, net                                                    28,760,097        29,770,641
------------------------------------------------------------------------------------------------------
  Other assets                                                               294,954           280,497
------------------------------------------------------------------------------------------------------
  Amortizable assets, less accumulated amortization
------------------------------------------------------------------------------------------------------
    of $1,154,322 and $1,150,148                                              14,957            19,131
------------------------------------------------------------------------------------------------------
      Total Assets                                                      $ 29,738,680      $ 31,947,580
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' EQUITY (DEFICIT):
------------------------------------------------------------------------------------------------------
  Liabilities:
------------------------------------------------------------------------------------------------------
    Accounts payable                                                    $    105,669      $     59,496
------------------------------------------------------------------------------------------------------
    Other accrued expenses                                                    44,953            40,790
------------------------------------------------------------------------------------------------------
    Due to affiliates                                                         39,082            40,208
------------------------------------------------------------------------------------------------------
    Unearned rent and tenant deposits                                        174,935           172,231
------------------------------------------------------------------------------------------------------
    Note payable                                                                             1,451,399
------------------------------------------------------------------------------------------------------
      Total Liabilities                                                      364,639         1,764,124
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
  Minority interest in joint partnership                                   2,481,862         2,795,612
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
  Partners' equity (deficit):
------------------------------------------------------------------------------------------------------
    Limited partners                                                      27,186,240        27,657,121
------------------------------------------------------------------------------------------------------
    General partner                                                         (294,061)         (269,277)
------------------------------------------------------------------------------------------------------
      Total Partners' Equity                                              26,892,179        27,387,844
------------------------------------------------------------------------------------------------------
      Total Liabilities and Partners' Equity                            $ 29,738,680      $ 31,947,580
------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                             1995              1994              1993
------------------------------------------------------------------------------------------------------------------------
REVENUE:
------------------------------------------------------------------------------------------------------------------------
  Rental                                                                $  6,465,170      $  5,995,824      $  5,462,738
------------------------------------------------------------------------------------------------------------------------
  Interest income                                                            107,234            60,204            28,570
------------------------------------------------------------------------------------------------------------------------
      Total Revenue                                                        6,572,404         6,056,028         5,491,308
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
EXPENSES:
------------------------------------------------------------------------------------------------------------------------
  Operating                                                                1,493,285         1,383,594         1,325,571
------------------------------------------------------------------------------------------------------------------------
  Property management fees                                                   387,904           359,655           327,766
------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                            1,113,748         1,260,049         1,119,109
------------------------------------------------------------------------------------------------------------------------
  Real estate taxes                                                          465,662           490,913           502,219
------------------------------------------------------------------------------------------------------------------------
  Interest                                                                   130,022            96,731            94,915
------------------------------------------------------------------------------------------------------------------------
  Administrative                                                             215,529           179,596           172,236
------------------------------------------------------------------------------------------------------------------------
      Total Expenses                                                       3,806,150         3,636,538         3,541,816
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Minority interest in joint partnership earnings                             (263,750)         (195,781)         (128,767)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Earnings                                                                $  2,502,504      $  2,223,709      $  1,820,725
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Earnings per unit of limited partnership interest                       $      16.04      $      14.25      $      11.67
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Distributions per unit of limited partnership interest                  $      19.22      $      17.03      $      15.16
------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)


                                                                     Limited Partners    General Partner        Total
------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                                                $ 28,585,167      $   (220,433)     $ 28,364,734
------------------------------------------------------------------------------------------------------------------------
Distributions                                                             (2,246,190)         (118,219)       (2,364,409)
------------------------------------------------------------------------------------------------------------------------
Earnings                                                                   1,729,689            91,036         1,820,725
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                                28,068,666          (247,616)       27,821,050
------------------------------------------------------------------------------------------------------------------------
Distributions                                                             (2,524,069)         (132,846)       (2,656,915)
------------------------------------------------------------------------------------------------------------------------
Earnings                                                                   2,112,524           111,185         2,223,709
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                27,657,121          (269,277)       27,387,844
------------------------------------------------------------------------------------------------------------------------
Distributions                                                             (2,848,260)         (149,909)       (2,998,169)
------------------------------------------------------------------------------------------------------------------------
Earnings                                                                   2,377,379           125,125         2,502,504
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                              $ 27,186,240      $   (294,061)     $ 26,892,179
------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                             1995              1994              1993
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------
  Earnings                                                              $  2,502,504      $  2,223,709      $  1,820,725
------------------------------------------------------------------------------------------------------------------------
    Adjustments to reconcile earnings
------------------------------------------------------------------------------------------------------------------------
    to net cash provided by operating activities:
------------------------------------------------------------------------------------------------------------------------
      Minority interest in joint partnership earnings                        263,750           195,781           128,767
------------------------------------------------------------------------------------------------------------------------
      Depreciation and amortization                                        1,113,748         1,126,049         1,119,109
------------------------------------------------------------------------------------------------------------------------
      Changes in operating accounts:
------------------------------------------------------------------------------------------------------------------------
        Other assets                                                         (14,457)          (62,984)           85,209
------------------------------------------------------------------------------------------------------------------------
        Accounts payable                                                      46,173            14,142            (3,626)
------------------------------------------------------------------------------------------------------------------------
        Other accrued expenses                                                 4,163            (5,805)           10,837
------------------------------------------------------------------------------------------------------------------------
        Due to affiliates                                                     (1,126)           12,689            (4,786)
------------------------------------------------------------------------------------------------------------------------
        Unearned rent and tenant deposits                                      2,704             5,395            13,947
------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                              3,917,459         3,508,976         3,170,182
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------
  Proceeds from grant of easements                                                                                 7,599
------------------------------------------------------------------------------------------------------------------------
  Improvements to storage centers                                            (99,030)         (136,846)         (118,994)
------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                    (99,030)         (136,846)         (111,395)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------
  Payments on note payable                                                (1,451,399)          (44,587)          (41,096)
------------------------------------------------------------------------------------------------------------------------
  Distributions to partners                                               (2,998,169)       (2,656,915)       (2,364,409)
------------------------------------------------------------------------------------------------------------------------
  Distributions to minority partners in joint partnership                   (577,500)          (75,000)         (225,000)
------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                 (5,027,068)       (2,776,502)       (2,630,505)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                          (1,208,639)          595,628           428,282
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                             1,877,311         1,281,683           853,401
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                              $    668,672      $  1,877,311      $  1,281,683
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
------------------------------------------------------------------------------------------------------------------------
  Cash paid during period for interest                                  $    130,022      $     96,731      $     94,915
------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     GENERAL: IDS/Shurgard Income Growth Partners L.P. (the Partnership) was organized under the laws of the State of Washington on September 29, 1987, to serve as a vehicle for investments in and ownership of, a professionally managed, real estate portfolio consisting of self storage properties which provide month-to-month leases for business and personal use. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P., a Washington limited partnership.
     As of December 31, 1995, there were approximately 5,750 limited partners in the Partnership. There were 148,202 units of limited partnership interest outstanding at a contribution of $250 per unit.
     CONSOLIDATED FINANCIAL STATEMENTS: In 1988 the Partnership and Shurgard Income Properties -- Fund 18 ("Shurgard 18"), an affiliated partnership, formed a joint venture, Shurgard Joint Partners II ("SJP II"), which purchased four self storage facilities located in Detroit, Michigan. The Partnership contributed 70% of the funds needed for the organization of SJP II with Shurgard 18 contributing the remaining 30%.
     On March 1, 1994, Shurgard 18 was merged into Shurgard Storage Centers, Inc. ("SSCI") as part of the consolidation of 17 Shurgard-sponsored limited partnerships. As a result of the merger, SSCI succeeded to all of Shurgard 18's interest in SJP II, and assumed its obligations as a partner. The Partnership consented to SSCI's admission as a successor partner in SJP II. SSCI granted to the Partnership the right to sell its interest in SJP II at any time in the future to either SSCI or, at SSCI's request, to any wholly owned subsidiary thereof, at a price mutually agreeable to the parties or, if no mutual agreement could be reached, at a price determined through an appraisal process.
     The Partnership and SSCI receive cash distributions from SJP II ($1,347,500 to the Partnership in 1995) and are allocated all income, gain, loss and credit in proportion to their respective capital contributions to SJP II.
     The consolidated financial statements include the accounts of the Partnership and SJP II. All material, interpartnership transactions and balances have been eliminated. The minority partner's interests in the joint partnership are shown separately on the accompanying financial statements.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results can differ from those estimates.
     CASH EQUIVALENTS: Cash equivalents consist of money market instruments with original maturities of 90 days or less.
     STORAGE CENTERS: Storage centers, including land, buildings and equipment, are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.
     AMORTIZABLE ASSETS: Amortizable assets, which consist primarily of non-compete covenants and loan costs, are amortized over their expected useful lives of two to five years.
     RENTAL REVENUE: Rental revenue is recognized as earned under accrual accounting principles.
     TAXES ON INCOME: The consolidated financial statements do not reflect a provision for Federal income taxes because such taxes, including a proportionate interest in any SJP II taxes, are the responsibility of the individual partners.

     LITIGATION: The Partnership has a policy of accruing for probable losses, which if any, could be material to the future financial position or results of operations at December 31, 1995. There are currently no known probable losses, therefore, no such accruals have been made.
     EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (148,202 units for each of the three years ended December 31, 1995).
     DISTRIBUTIONS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (148,202 units for each of the three years ended December 31, 1995).
     VALUATION OF LONG LIVED ASSETS: The Partnership, using its best estimates based on reasonable and supportable assumptions and projections, reviews storage centers and other assets for impairment whenever events or changes in circumstances have indicated that the carrying amounts of its assets might not be recoverable. Impaired assets are reported at the lower of cost or fair value. At December 31, 1995, no assets had been written down.
     RECLASSIFICATION: Certain items in the 1993 and 1994 financial statements have been reclassified to conform with the current year presentation.


NOTE B -- STORAGE CENTERS
     Storage centers consist of the following  --

                                                         DECEMBER 31,
                                                     1995           1994
          -----------------------------------------------------------------
          Land                                  $  6,429,852   $  6,429,852
          -----------------------------------------------------------------
          Buildings                               28,463,189     28,390,139
          -----------------------------------------------------------------
          Equipment                                1,200,005      1,174,025
          -----------------------------------------------------------------
                                                  36,093,046     35,994,016
          -----------------------------------------------------------------

          -----------------------------------------------------------------
          Less accumulated depreciation           (7,332,949)    (6,223,375)
          -----------------------------------------------------------------
                                                $ 28,760,097   $ 29,770,641


NOTE C -- NOTE PAYABLE
     At December 31, 1994, the Partnership held a seven year note payable to a commercial bank bearing interest at 7.75%. On December 6, 1995, the Partnership repaid the balance of this note.

NOTE D -- TRANSACTIONS WITH AFFILIATES
     In connection with the management of both the storage centers and the Partnership, the Partnership has paid or accrued a monthly management fee equal to 6% of the properties gross revenue to Shurgard Storage Centers, Inc., an affiliate of the general partner. On March 24, 1995 the Management Company of Shurgard Incorporated merged with Shurgard Storage Centers Inc. Prior to the merger date such fees were paid to the Management Company of Shurgard Incorporated.

                          INDEPENDENT AUDITORS' REPORT





General Partners and Limited Partners
IDS/Shurgard Income Growth Partners L.P.
Seattle, Washington


     We have audited the accompanying consolidated balance sheets of IDS/Shurgard Income Growth Partners L.P. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of earnings, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IDS/Shurgard Income Growth Partners L.P. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

Seattle, Washington
March 1, 1996