Form 10-K405/A, Exhibit 13
period 1995-12-31
IDS SHURGARD INCOME GROWTH PARTNERS LP
filed 1996-04-03
CIK 822816

MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS
     REVENUE: Partnership performance increased over the past two years as a result of significant increases in revenue and earnings. Earnings rose 13% from 1994 to 1995 and 22% from 1993 to 1994. Rental revenue also rose $469,000 in 1995 after a $533,000 increase in 1994. Current year revenue increased due to a slight increase in average occupancies and a 7.5% increase in average rental rates. Additionally, all the stores within the joint partnership, in which the Partnership owns 70% interest, had significant revenue gains, with 1995 averaging 13.7% over 1994. Revenue gains from 1993 to 1994 were primarily the result of stable occupancies and a 9.5% increase in average rental rates. Average occupancy has increased slightly, averaging 88% at December 31, 1993 and 1994 to 89% at December 31, 1995. With rental rates and average occupancy increasing during 1995, the Partnership seeks to maximize revenue by adjusting rents to match demand. Store managers evaluate their store's rental rates, based on unit demand, unit availability and competitors' rental rates. The Partnership trains its store managers in revenue optimization and empowers them to adjust marginal rental rates based on their "on the ground" analysis of demand and availability at their particular store. In addition, the use of month-to-month leases, combined with customer turnover, allows rents to be quickly adjusted to match current demand in a flexible manner.

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


SELECTED FINANCIAL INFORMATION

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   1995              1994              1993              1992              1991
- ----------------------------------------------------------------------------------------------------------------------------------
Rental Revenue                                $  6,465,170      $  5,995,824      $  5,462,738      $  4,853,259      $  4,153,611
- ----------------------------------------------------------------------------------------------------------------------------------
Interest Income                               $    107,234      $     60,204      $     28,570      $     23,577      $     19,938
- ----------------------------------------------------------------------------------------------------------------------------------
Earnings                                      $  2,502,504      $  2,223,709      $  1,820,725      $  1,488,299      $    866,967
- ----------------------------------------------------------------------------------------------------------------------------------
Earnings per Unit of Limited
- ----------------------------------------------------------------------------------------------------------------------------------
  Partnership Interest                        $      16.04      $      14.25      $      11.67      $       9.54      $       5.56
- ----------------------------------------------------------------------------------------------------------------------------------
Distributions to
- ----------------------------------------------------------------------------------------------------------------------------------
  Limited Partners                            $  2,848,260      $  2,524,069      $  2,246,190      $  2,223,033      $  2,223,033
- ----------------------------------------------------------------------------------------------------------------------------------
Distributions per Unit of
- ----------------------------------------------------------------------------------------------------------------------------------
  Limited Partnership Interest                $      19.22      $      17.03      $      15.16      $      15.00      $      15.00
- ----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                  $ 29,738,680      $ 31,947,580      $ 32,278,171      $ 32,942,812      $ 32,419,372
- ----------------------------------------------------------------------------------------------------------------------------------
Note Payable                                  $       --        $  1,451,399      $  1,495,986      $  1,537,082      $       --
- ----------------------------------------------------------------------------------------------------------------------------------
Partners' Equity                              $ 26,892,179      $ 27,387,844      $ 27,821,050      $ 28,364,734      $ 29,216,470
- ----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                                                  DECEMBER 31,
                                                                             1995              1994
- ------------------------------------------------------------------------------------------------------
ASSETS:
- ------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                             $    668,672      $  1,877,311
- ------------------------------------------------------------------------------------------------------
  Storage centers, net                                                    28,760,097        29,770,641
- ------------------------------------------------------------------------------------------------------
  Other assets                                                               294,954           280,497
- ------------------------------------------------------------------------------------------------------
  Amortizable assets, less accumulated amortization
- ------------------------------------------------------------------------------------------------------
    of $1,154,322 and $1,150,148                                              14,957            19,131
- ------------------------------------------------------------------------------------------------------
      Total Assets                                                      $ 29,738,680      $ 31,947,580
- ------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' EQUITY (DEFICIT):
- ------------------------------------------------------------------------------------------------------
  Liabilities:
- ------------------------------------------------------------------------------------------------------
    Accounts payable                                                    $    105,669      $     59,496
- ------------------------------------------------------------------------------------------------------
    Other accrued expenses                                                    44,953            40,790
- ------------------------------------------------------------------------------------------------------
    Due to affiliates                                                         39,082            40,208
- ------------------------------------------------------------------------------------------------------
    Unearned rent and tenant deposits                                        174,935           172,231
- ------------------------------------------------------------------------------------------------------
    Note payable                                                                             1,451,399
- ------------------------------------------------------------------------------------------------------
      Total Liabilities                                                      364,639         1,764,124
- ------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
  Minority interest in joint partnership                                   2,481,862         2,795,612
- ------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
  Partners' equity (deficit):
- ------------------------------------------------------------------------------------------------------
    Limited partners                                                      27,186,240        27,657,121
- ------------------------------------------------------------------------------------------------------
    General partner                                                         (294,061)         (269,277)
- ------------------------------------------------------------------------------------------------------
      Total Partners' Equity                                              26,892,179        27,387,844
- ------------------------------------------------------------------------------------------------------
      Total Liabilities and Partners' Equity                            $ 29,738,680      $ 31,947,580
- ------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS


                                                                                      YEAR ENDED DECEMBER 31,
                                                                             1995              1994              1993
- ------------------------------------------------------------------------------------------------------------------------
REVENUE:
- ------------------------------------------------------------------------------------------------------------------------
  Rental                                                                $  6,465,170      $  5,995,824      $  5,462,738
- ------------------------------------------------------------------------------------------------------------------------
  Interest income                                                            107,234            60,204            28,570
- ------------------------------------------------------------------------------------------------------------------------
      Total Revenue                                                        6,572,404         6,056,028         5,491,308
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
EXPENSES:
- ------------------------------------------------------------------------------------------------------------------------
  Operating                                                                1,493,285         1,383,594         1,325,571
- ------------------------------------------------------------------------------------------------------------------------
  Property management fees                                                   387,904           359,655           327,766
- ------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                            1,113,748         1,126,049         1,119,109
- ------------------------------------------------------------------------------------------------------------------------
  Real estate taxes                                                          465,662           490,913           502,219
- ------------------------------------------------------------------------------------------------------------------------
  Interest                                                                   130,022            96,731            94,915
- ------------------------------------------------------------------------------------------------------------------------
  Administrative                                                             215,529           179,596           172,236
- ------------------------------------------------------------------------------------------------------------------------
      Total Expenses                                                       3,806,150         3,636,538         3,541,816
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Minority interest in joint partnership earnings                             (263,750)         (195,781)         (128,767)
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Earnings                                                                $  2,502,504      $  2,223,709      $  1,820,725
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Earnings per unit of limited partnership interest                       $      16.04      $      14.25      $      11.67
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Distributions per unit of limited partnership interest                  $      19.22      $      17.03      $      15.16
- ------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)


                                                                     Limited Partners    General Partner        Total
- ------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                                                $ 28,585,167      $   (220,433)     $ 28,364,734
- ------------------------------------------------------------------------------------------------------------------------
Distributions                                                             (2,246,190)         (118,219)       (2,364,409)
- ------------------------------------------------------------------------------------------------------------------------
Earnings                                                                   1,729,689            91,036         1,820,725
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                                28,068,666          (247,616)       27,821,050
- ------------------------------------------------------------------------------------------------------------------------
Distributions                                                             (2,524,069)         (132,846)       (2,656,915)
- ------------------------------------------------------------------------------------------------------------------------
Earnings                                                                   2,112,524           111,185         2,223,709
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                27,657,121          (269,277)       27,387,844
- ------------------------------------------------------------------------------------------------------------------------
Distributions                                                             (2,848,260)         (149,909)       (2,998,169)
- ------------------------------------------------------------------------------------------------------------------------
Earnings                                                                   2,377,379           125,125         2,502,504
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                              $ 27,186,240      $   (294,061)     $ 26,892,179
- ------------------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     YEAR ENDED DECEMBER 31,
                                                                             1995              1994              1993
- ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
- ------------------------------------------------------------------------------------------------------------------------
  Earnings                                                              $  2,502,504      $  2,223,709      $  1,820,725
- ------------------------------------------------------------------------------------------------------------------------
    Adjustments to reconcile earnings
- ------------------------------------------------------------------------------------------------------------------------
    to net cash provided by operating activities:
- ------------------------------------------------------------------------------------------------------------------------
      Minority interest in joint partnership earnings                        263,750           195,781           128,767
- ------------------------------------------------------------------------------------------------------------------------
      Depreciation and amortization                                        1,113,748         1,126,049         1,119,109
- ------------------------------------------------------------------------------------------------------------------------
      Changes in operating accounts:
- ------------------------------------------------------------------------------------------------------------------------
        Other assets                                                         (14,457)          (62,984)           85,209
- ------------------------------------------------------------------------------------------------------------------------
        Accounts payable                                                      46,173            14,142            (3,626)
- ------------------------------------------------------------------------------------------------------------------------
        Other accrued expenses                                                 4,163            (5,805)           10,837
- ------------------------------------------------------------------------------------------------------------------------
        Due to affiliates                                                     (1,126)           12,689            (4,786)
- ------------------------------------------------------------------------------------------------------------------------
        Unearned rent and tenant deposits                                      2,704             5,395            13,947
- ------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                              3,917,459         3,508,976         3,170,182
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
- ------------------------------------------------------------------------------------------------------------------------
  Proceeds from grant of easements                                                                                 7,599
- ------------------------------------------------------------------------------------------------------------------------
  Improvements to storage centers                                            (99,030)         (136,846)         (118,994)
- ------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                    (99,030)         (136,846)         (111,395)
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
- ------------------------------------------------------------------------------------------------------------------------
  Payments on note payable                                                (1,451,399)          (44,587)          (41,096)
- ------------------------------------------------------------------------------------------------------------------------
  Distributions to partners                                               (2,998,169)       (2,656,915)       (2,364,409)
- ------------------------------------------------------------------------------------------------------------------------
  Distributions to minority partners in joint partnership                   (577,500)          (75,000)         (225,000)
- ------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                 (5,027,068)       (2,776,502)       (2,630,505)
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                          (1,208,639)          595,628           428,282
- ------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                             1,877,311         1,281,683           853,401
- ------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $    668,672      $  1,877,311      $  1,281,683
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
- ------------------------------------------------------------------------------------------------------------------------
  Cash paid during year for interest                                    $    130,022      $     96,731      $     94,915
- ------------------------------------------------------------------------------------------------------------------------


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


NOTE B -- STORAGE CENTERS
     Storage centers consist of the following  --


                                                         DECEMBER 31,
                                                     1995           1994
          -----------------------------------------------------------------
          Land                                  $  6,429,852   $  6,429,852
          -----------------------------------------------------------------
          Buildings                               28,463,189     28,390,139
          -----------------------------------------------------------------
          Equipment                                1,200,005      1,174,025
          -----------------------------------------------------------------
                                                  36,093,046     35,994,016
          -----------------------------------------------------------------

          -----------------------------------------------------------------
          Less accumulated depreciation           (7,332,949)    (6,223,375)
          -----------------------------------------------------------------
                                                $ 28,760,097   $ 29,770,641
          -----------------------------------------------------------------


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